CSI COMPRESSCO LP ANNOUNCES THIRD QUARTER 2022 RESULTS

THE WOODLANDS, Texas (November 3, 2022) / PRNewswire / - CSI Compressco LP (“CSI,” or the “Partnership”) (NASDAQ: CCLP) today announced third quarter 2022 results.

Third Quarter 2022 Results:

•Total revenues were $94.9 million compared to $77.7 million in the third quarter 2021.
•Contract services revenue increased to $67.5 million compared to $59.4 million in the third quarter 2021.
•Net loss was $4.5 million compared to a net loss of $10.5 million in the third quarter 2021.
•Adjusted EBITDA was $29.8 million compared to $25.7 million in the third quarter 2021.
•Trailing Twelve Months Adjusted EBITDA was $109.5 million.
•Compression fleet utilization increased to 85.1% compared to 78.9% in the third quarter 2021.
•Operating horsepower increased to 1,022,106 compared to 928,303 in the third quarter 2021.
•Distributable cash flow was $13.1 million compared to $10.6 million in the third quarter 2021.
•Distribution coverage ratio was 9.3x compared to 21.8x in the third quarter 2021.
•Third quarter of 2022 distribution of $0.01 per common unit will be paid on November 14, 2022.
•Net Leverage Ratio was 5.7x compared to 6.8x in the third quarter 2021.
•CSI has no significant credit facility or debt maturities until 2025.

The operating results presented throughout this document include the operating results of Spartan Treating (as defined in our 10-K filed March 14, 2022) due to the previously reported acquisition on November 10, 2021. As the Partnership and Spartan Treating were under common control at the time of Spartan’s acquisition of the Partnership’s general partner, the results of operations have been combined for the Partnership and Spartan Treating from the date of common control, which was January 29, 2021. As a result, operating results and certain financial metrics for the third quarter 2021 vary from what we previously reported.

Management Commentary

“During the third quarter of 2022, CSI Compressco financial and operating results reflected improvement in many areas that translated to improved EBITDA. Revenues for the fleet and aftermarket services continued to grow. The net realization from those revenue increases to EBITDA was much stronger this quarter than the second quarter of 2022. Utilization improved as we deployed more of our idle fleet, and we were able to continue to increase pricing on our existing fleet as we recoup the effects of inflation in our business. In the third quarter, revenue increases were able to outpace inflation as we saw overall EBITDA improve quarter over quarter by more than 10%. The third quarter saw some tempering of the costs increases from the first half of the year. While costs have generally continued to increase through the third quarter of 2022, the percentage increase was lower than the first half of 2022,” commented John Jackson, Chief Executive Officer of CSI Compressco LP.

“As we look forward, we continue to see strong demand and have additional contracted horsepower that will be deployed in the fourth quarter of 2022 and the first quarter of 2023. At that point, we will be reaching near full utilization of our reciprocating fleet. Our price increases will continue as we attempt to move our fleet to current market pricing as units come off term and move to month-to-month. It has been and continues to be difficult to predict the impact of inflation, supply chain disruptions, and the related cost impact. Specifically in the oil and gas space, people are in short supply in general, and parts costs continue to increase. We are remaining nimble, adjusting quickly to the market dynamics, and working with our customers to provide great service while being fairly compensated for the work.”

“Our incremental capital expenditure focus for the near term will be spent primarily deploying our available fleet as efficiently as possible, which includes converting existing units to electric motor-drive and building a modest amount of new large horsepower units. Lead times for key components for new build units such as engines, frames and electric drive motors remain at nine to twelve months. Customers are acutely aware of the lead times and as a result we are seeing quote activity requests from customers into 2024. While we do not currently have guidance for 2023 growth capital, we plan to spend less than 2022 growth capital, generate free cash flow, and increase liquidity during 2023.”

“We are the most optimistic we have been in some time about our industry. The fundamentals look to be strong for 2023 and natural gas continues to be a necessary, reliable, and growing commodity in the worldwide economy. We are well positioned to participate in the growth of the natural gas market and look to the future with excitement. I want to thank all our employees for their hard work in helping position CSI Compressco for a successful future.”

Net cash provided by operating activities was $42.4 million in the third quarter compared to net cash used in operating activities of $25.7 million in the third quarter of 2021. Distributable cash flow in the third quarter was $13.1 million, resulting in a distribution coverage ratio of 9.3x.

    This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

    Unaudited results of operations for the quarter ended September 30, 2022 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Q3-2022 v Q2-2022	Q3-2022 v Q3-2021
	(In Thousands, except percentage changes)
Net loss	$(4,451)	$(6,828)	$(10,492)	35%	58%
Adjusted EBITDA	$29,782	$26,425	$25,704	13%	16%
Distributable cash flow	$13,147	$10,269	$10,626	28%	24%
Net cash provided by (used in) operating activities	$42,395	$(10,201)	$25,742	(516)%	(65)%
Free cash flow	$24,983	$(22,031)	$18,855	(213)%	(33)%

As of September 30, 2022, total compressor fleet horsepower was 1,200,817, fleet horsepower in service was 1,022,106, for an overall fleet utilization rate of 85.1% (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.
Balance Sheet

    Cash on hand at the end of the third quarter was $15.7 million. At the end of the third quarter, $52.5 million was outstanding on the Partnership’s credit facilities. Our debt also includes $400.0 million of first lien secured bonds due in 2025 and $172.7 million of second lien secured bonds due in 2026. Net leverage ratio at the end of the quarter was 5.7x.

As of September 30, 2022, our borrowing base availability under our credit facilities was $35.6 million. Total liquidity at quarter-end was $51.3 million. As of November 1, 2022, our borrowing base availability under our credit facilities totaled $34.8 million, and total liquidity was approximately $42.7 million. This compares to total liquidity of $32.7 million at year end 2021.

On October 17, 2022, CSI amended the Spartan Credit Agreement (as defined in our June 30, 2022 Form 10Q filing) extending the maturity from January 29, 2024 to October 17, 2025. We currently have no significant credit or bond maturities until 2025.

Capital Expenditures - 2022 Expectations

    We expect capital expenditures for 2022 to be between $55.0 million and $65.0 million. These capital expenditures include approximately $18.0 million and $22.0 million of maintenance capital expenditures, approximately $29.0 million and $33.0 million of capital expenditures primarily associated with the expansion of our contract services fleet, and $8.0 million and $10.0 million of capital expenditures related to investments in technology, primarily software and systems.

Third Quarter 2022 Cash Distribution on Common Units

    On October 21, 2022, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended September 30, 2022 of $0.01 per outstanding common unit. This distribution equates to a distribution of $0.04 per outstanding common unit on an annualized basis. This distribution will be paid on November 14, 2022 to each of the holders of common units of record as of the close of business on October 31, 2022. The distribution coverage ratio for the third quarter of 2022 was 9.3x.

Conference Call

    CSI will host a conference call to discuss third quarter results today, November 3, 2022, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI’s website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10172750, replay code 6448716, for one week following the conference call and the archived webcast will be available through CSI’s website for thirty days following the conference call.

CSI Overview

    CSI provides services including natural gas compression and treating services. Natural gas compression equipment is used for natural gas and oil production, gathering, artificial lift, production enhancement, transmission, processing, and storage. We also provide a variety of natural gas treating services. Our compression business includes a fleet of approximately 4,800 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. Our treating fleet includes amine units, gas coolers, and related equipment. Our aftermarket business provides compressor package overhaul, repair, engineering and design, reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. Our customers operate throughout many of the onshore producing regions of the United States, as well as in a number of international locations including Mexico, Canada, Argentina, Egypt, and Chile. CSI’s general partner is owned by Spartan Energy Partners.

Forward-Looking Statements

    This news release contains "forward-looking statements" and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: "anticipates," "assumes," "believes," "budgets," "could," "estimates," "expectations," "expects," "forecasts," "goal," "intends," "may," "might," "plans," "predicts," "projects," "schedules," "seeks," "should," "targets," "will," and "would." These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI's equipment and services and other statements regarding CSI's beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating condition that are outside of our control, including the trading price of our common units; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on the demand for oil and gas, operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, remote work arrangements, and supply chain disruptions, other global or national health concerns; the current significant surplus in the supply of oil and the ability of OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; our ability to replace our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us; our existing debt levels and our ability to obtain additional financing or refinancing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; our operational performance; the credit and risk profile of Spartan Energy Partners; ability of our general partner to retain key personnel; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission ("SEC"), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•measure operating performance and return on capital as compared to those of our competitors; and
•determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership's financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units and the general partner interest.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve-month period. Management primarily uses this metric to assess the Partnership's ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
	(In Thousands, Except per Unit Amounts)
Revenues:			IS
Contract services	$67,492	$64,348	$59,413	$194,647	$174,044
Aftermarket services	23,192	16,213	13,991	52,273	39,943
Equipment rentals	3,869	3,618	3,326	10,987	8,430
Equipment sales	342	343	954	1,522	1,564
Total revenues	$94,895	$84,522	$77,684	$259,429	$223,981
Cost of revenues (excluding depreciation and amortization expense):
Cost of contract services	$34,793	$33,585	$30,628	$99,418	$86,312
Cost of aftermarket services	18,056	13,362	11,898	42,051	33,664
Cost of equipment rentals	563	451	292	1,530	654
Cost of equipment sales	66	165	1,492	683	1,838
Total cost of revenues	$53,478	$47,563	$44,310	$143,682	$122,468
Depreciation and amortization	19,867	19,346	19,627	58,572	58,662
Impairments of long-lived assets	135	—	—	135	—
Selling, general, and administrative expense	10,731	10,911	10,265	32,483	31,068
Interest expense, net	12,615	12,556	13,635	37,552	40,975
Other (income) expense, net	1,661	325	(608)	2,530	(540)
Loss before taxes and discontinued operations	$(3,592)	$(6,179)	$(9,545)	$(15,525)	$(28,652)
Provision for income taxes	940	741	677	2,497	3,730
Loss from continuing operations	$(4,532)	$(6,920)	$(10,222)	$(18,022)	$(32,382)
Loss from discontinued operations, net of taxes	$81	92	(270)	173	(623)
Net loss	$(4,451)	(6,828)	(10,492)	(17,849)	(33,005)
Net loss per basic and diluted common unit	$(0.03)	$(0.05)	$(0.22)	$(0.13)	$(0.68)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

    The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three and nine month periods ended September 30, 2022, June 30, 2022 and September 30, 2021:

Results of Operations (unaudited)
Three Months Ended	Nine Months Ended
Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
(In Thousands, except Ratios)
Net loss	$(4,451)	$(6,828)	$(10,492)	$(17,849)	$(33,005)
Interest expense, net	12,615	12,556	13,635	37,552	40,975
Provision for income taxes	940	741	677	2,497	3,730
Depreciation and amortization	19,867	19,346	19,627	58,572	58,662
Impairments of fixed assets and inventory	135	—	—	135	—
Non-cash cost of compressors sold	66	165	1,423	683	1,861
Equity compensation	458	432	498	1,232	1,807
Prior year sales tax accrual adjustment	—	—	—	—	367
Manufacturing engine order cancellation charge	—	—	—	—	300
Severance	233	—	—	233	114
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	(81)	(92)	—	(173)	—
Other	—	—	336	—	336
Transaction Costs	—	105	—	210	308
Adjusted EBITDA	$29,782	$26,425	$25,704	$83,092	$75,455

Less:
Current income tax expense	784	724	489	2,286	2,489
Maintenance capital expenditures	5,121	4,821	2,811	13,723	9,936
Interest expense	12,615	12,556	13,635	37,552	40,975
Severance and other	233	105	336	443	758
Plus:
Non-cash items included in interest expense	2,118	2,050	2,193	6,098	6,513
Distributable cash flow	$13,147	$10,269	$10,626	$35,186	$27,810

Cash distribution attributable to period	$1,412	$1,412	$487	$4,236	$1,458
Distribution coverage ratio	9.3x	7.3x	21.8	x	8.3x	19.1x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

    The following table reconciles net cash provided by operating activities to free cash flow for the three and nine month periods ended September 30, 2022, June 30, 2022 and September 30, 2021:

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
	(In Thousands)
Net cash provided by (used in) operating activities	$42,395	$(10,201)	$25,742	$43,964	$31,476
Capital expenditures, net of sales proceeds	(17,412)	(11,830)	(6,887)	(35,177)	(16,875)
Free cash flow	$24,983	$(22,031)	$18,855	$8,787	$14,601

Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Consolidated	(In Thousands, except Margin %)
Revenue	$94,895	$84,522	$77,684	$259,429	$223,981
Loss before taxes and discontinued operations	$(3,592)	$(6,179)	$(9,545)	$(15,525)	$(28,652)
Adjusted loss margin before taxes and discontinued operations	(3.8)%	(7.3)%	(12.3)%	(6.0)%	(12.8)%
Adjusted EBITDA (Schedule B)	$29,782	$26,425	$25,704	$83,092	$75,455
Adjusted EBITDA Margin	31.4%	31.3%	33.1%	32.0%	33.7%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)
(in thousands, except ratios)

Twelve Months Ended
Sep 30, 2022

Net loss	$(35,085)
Interest expense, net	51,368
Provision for income taxes	3,731
Depreciation and amortization	78,144
Impairments and other charges	135
Goodwill Impairment	—
Bad debt expense attributable to bankruptcy of customer	—
Non-cash cost of compressors sold	2,189
Equity Compensation	1,711
ERP Write off	4,635
Sales tax adjustment affecting prior periods	—
Transaction costs	2,048
Reorganization cost	754
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	(253)
Severance	233
Other	(137)
Adjusted EBITDA	$109,473

Debt Schedule	Sep 30, 2022
7.50% First Lien Notes	$400,000
10.00%/10.75% Second Lien Notes	172,717
Asset Based Loan	52,500
Finance Lease	12,844
Letters of Credit	1,669
Cash on Hand	(15,665)
Net Debt	$624,065

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.7x

Schedule F – Balance Sheet

	September 30, 2022	December 31, 2021
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,665	$6,598
Trade accounts receivable, net of allowances for doubtful accounts of $736 as of September 30, 2022 and $1,223 as of December 31, 2021	60,081	53,520
Trade receivable - affiliate	2,498	—
Inventories	43,598	33,271
Prepaid expenses and other current assets	6,689	7,390
Total current assets	128,531	100,779
Property, plant, and equipment:
Land and building	7,227	13,409
Compressors and equipment	1,104,805	1,072,927
Vehicles	8,654	8,469
Construction in progress	32,483	31,968
Total property, plant, and equipment	1,153,169	1,126,773
Less accumulated depreciation	(602,319)	(556,311)
Net property, plant, and equipment	550,850	570,462
Other assets:
Intangible assets, net of accumulated amortization of $35,888 as of September 30, 2022 and $33,672 as of December 31, 2021	19,879	22,095
Operating lease right-of-use assets	28,047	25,898
Deferred tax asset	5	5
Other assets	3,022	3,122
Total other assets	50,953	51,120
Total assets	$730,334	$722,361
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$40,803	$28,958
Accrued liabilities and other	57,222	42,075
Current liabilities associated with discontinued operations	—	262
Total current liabilities	98,025	71,295
Other liabilities:
Long-term debt, net	623,916	631,141
Deferred tax liabilities	1,028	819
Operating lease liabilities	18,897	17,648
Other long-term liabilities	8,778	299
Total other liabilities	652,619	649,907
Commitments and contingencies
Partners’ capital:
General partner interest	(1,591)	(1,486)
Common units (141,213,944 units issued and outstanding at September 30, 2022 and 140,386,811 units issued and outstanding at December 31, 2021)	(4,002)	17,049
Accumulated other comprehensive income (loss)	(14,717)	(14,404)
Total partners’ capital	(20,310)	1,159
Total liabilities and partners’ capital	$730,334	$722,361

Investor Contact for further information:
Jon Byers
CSI Compressco LP,
The Woodlands, Texas,
Phone: (281) 364-2279,
jon.byers@csicompressco.com
www.csicompressco.com